Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Members
EnLink Midstream, LLC:

We consent to the use of our report dated February 20, 2015 with respect to the consolidated balance sheets of EnLink Midstream, LLC and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows, for each of the years in the three year period ended December 31, 2014, the financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in method of accounting for computing depreciation under the units-of-production method to the straight-line method for certain assets. That change is a change in accounting estimate effected by and inseparable from the change in accounting principle

/s/ KPMG LLP

Dallas, Texas
January 19, 2016